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                                                                 [EXHIBIT 99.02]


                          KOLL REAL ESTATE GROUP, INC.

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY __, 1997


The undersigned hereby authorizes and appoints Messrs. Donald M. Koll and Raymond J. Pacini and each of them, as proxies with full power of substitution in each, to vote all shares of Series A Convertible Preferred Stock, par value $.01 per share, of Koll Real Estate Group, Inc. (the "Company") held of record on April __, 1997 by the undersigned at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Standard Time, on June __, 1997 at _____________________, Delaware, and at any adjournments or postponements thereof, on any matters that may properly come before said meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED: (i) AS DIRECTED ON THE REVERSE SIDE, OR, IN THE ABSENCE OF SUCH DIRECTION, THIS PROXY WILL
     BE VOTED FOR PROPOSALS 1, 2, 3 and 4; AND (ii) IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

  PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF AND
                     RETURN IT IN THE ENCLOSED ENVELOPE.


                  TRIANGLE  FOLD AND DETACH HERE  TRIANGLE



The Board of Directors recommends a vote FOR all of the Proposals set forth below.


PROPOSAL 1 - Approval and adoption of the Exchange Offer proposal which provides for the exchange by the Company of up to all 12% Senior Subordinated Pay-In-Kind Debentures Due March 15, 2002 ("Senior Debentures") and up to all 12% Subordinated Pay-In-Kind Debentures Due March 15, 2002 outstanding as of March 15, 1997 for shares of the Company's Common Stock equal to 90% of the Company's outstanding Common Stock, on a post-Capital Stock Combination and Reverse Stock Split basis (as described in Proposals 2 and 3).

      / /   FOR           / /   AGAINST            / /  ABSTAIN


PROPOSAL 2 - Approval and adoption of the Capital Stock Combination Proposal which provides for the amendment of Articles Fourth, Fifth and Sixth of the Company's Restated Certificate of Incorporation (the "Restated Certificate"), subject to the consummation of the Recapitalization, in order to provide for combination of the Company's Class A Common Stock, Class B Common Stock and Series A Convertible Preferred Stock ("Preferred Stock") into one class and series of stock to be designated "Common Stock," each outstanding share of Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one (1) share of Common Stock, and to provide for the elimination of the Board's authority to issue classes or series of stock with preferences over the combined Common Stock (the "Capital Stock Combination").


      / /   FOR           / /   AGAINST            / /  ABSTAIN


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PROPOSAL 3 - Approval and adoption of the Reverse Split Proposal which provides for the amendment of Article Fifth of the Restated Certificate to provide for a one for one hundred (1:100) reverse stock split of each outstanding share of the Company's capital stock (the "Reverse Stock Split").


      / /   FOR           / /   AGAINST            / /  ABSTAIN


PROPOSAL 4 - Approve and adopt the Authorized Capital Proposal which provides for the amendment of Article Fourth of the Restated Certificate, subject to the consummation of the Recapitalization and the approval and implementation of both the Capital Stock Combination and the Reverse Stock Split, to reduce the authorized capital stock to 18 million shares of the combined Common Stock.

      / /   FOR           / /   AGAINST            / /  ABSTAIN


A MAJORITY (OR IF ONLY ONE THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

EXECUTION OF THIS PROXY BY A STOCKHOLDER WILL REVOKE ANY AND ALL PRIOR PROXIES GIVEN BY SUCH STOCKHOLDER WITH RESPECT TO THE ANNUAL MEETING.


SIGNATURE(S)_____________________________


SIGNATURE(S)_____________________________      DATED: __________________, 1997


Signature(s) of Stockholder(s) -- please sign name exactly as imprinted (do not print). Please indicate any change of address.

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign, if shares are held jointly, EACH should sign.